INVESTMENT MANAGERS SERIES TRUST

SHAREHOLDER SERVICES AGREEMENT

THIS SHAREHOLDER SERVICES AGREEMENT (this “Agreement”) is made as of the 25th day of March, 2009, by and between INVESTMENT MANAGERS SERIES TRUST, a Delaware statutory trust (the “Trust”), and ZACKS INVESTMENT MANAGEMENT, INC. an Illinois corporation (“ZIM”).

WITNESSETH

WHEREAS, the Trust is registered as open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Trust, on behalf of certain series of the Trust listed on Exhibit A hereto, as the same may be amended from time to time (each, a “Fund”), wishes to retain ZIM to provide certain services described herein to clients (“Clients”) who from time to time beneficially own shares (“Shares”) of any of the Funds, and ZIM is willing to provide such shareholder services in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

1.           Appointment.  The Trust, on behalf of the Funds, hereby appoints ZIM to provide the shareholder services specified in Section 2 of this Agreement to those Clients who may from time to time beneficially own Shares of the Funds.  ZIM accepts the appointment and agrees to provide those shareholder services in return for compensation as provided in Section 6 of this Agreement.  ZIM agrees that the shareholder services required to be furnished hereunder shall be furnished in compliance with all relevant provisions of state and federal law, and in compliance with all applicable rules and regulations of all relevant regulatory agencies, including, without limitation, the 1940 Act, the Securities Exchange Act of 1934, as amended (the “1934 Act”), the applicable rules and regulations promulgated thereunder, and the applicable Conduct Rules of the Financial Industry Regulatory Authority, Inc.

2.           Services and Responsibilities on a Continuing Basis.  ZIM will provide the following shareholder services on a regular basis, which shall be daily, weekly, or as otherwise appropriate, unless otherwise specified by the Trust:

(a)	responding to Client inquiries;

(b)	processing purchases and redemptions of shares of the Funds, including reinvestment of dividends;

(c)	assisting Clients in changing dividend options, account designations and addresses;

(d)
transmitting proxy statements, annual reports, prospectuses, and other correspondence from the Funds to Clients (including, upon request, copies, but not originals, of regular correspondence, confirmations, or regular statements of account); and

(e)	providing such other information and assistance to Clients as may be reasonably requested by such Clients.

ZIM is under no obligation to, and shall not, provide pursuant to this Agreement any services with respect to the sale or distribution of shares of the Funds.

3.           Standard of Care.  In the performance of its duties hereunder, ZIM shall be obligated to exercise due care and diligence and to act in good faith and to use its best efforts.  Without limiting the generality of the foregoing or of any other provision of this Agreement, ZIM shall not be liable for delays or errors or losses of data that result from acts of war or terrorism, national emergencies or catastrophes directly affecting ZIM, but such relief from liability shall not extend to delays, errors, or losses of data that result from power failures or other contingencies that typically are addressed by contingency or emergency plans meeting industry standards.

4.           Confidentiality.  ZIM agrees, on behalf of itself and its employees, to treat confidentially all records and other information about the Funds and the Trust and all prior, present, or potential Clients.  This confidential information may be disclosed only after prior notification to, and approval of release of information in writing by, the Trust, which approval shall not be unreasonably withheld, nor may it be withheld where ZIM may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Trust.

5.           Independent Contractor.  ZIM shall, for all purposes herein, be deemed to be an independent contractor, and ZIM shall, unless otherwise expressly provided and authorized to do so, have no authority under this Agreement to act for or represent the Trust or the Funds in any way, or in any way be deemed an agent for the Trust or for the Funds, except to the limited extent expressly provided in this Agreement.  It is expressly understood and agreed that the services to be rendered by ZIM under the provisions of this Agreement are not to be deemed exclusive, and ZIM shall be free to render similar or different services to others so long as its ability to render the services provided for in this agreement shall not be impaired materially thereby.

6.           Compensation.  As compensation for the services rendered and responsibilities assumed by ZIM during the term of this Agreement, each Fund will pay to ZIM a service fee not to exceed the per annum percentage of the average daily net asset value of such Fund’s shares set forth on Exhibit A.  The service fee shall be accrued daily by the Funds and paid to ZIM on a monthly basis.

7.           Indemnification.

(a)
ZIM agrees to indemnify and hold harmless the Funds, the Trust and its officers and Trustees from all claims and liabilities (including, without limitation, liabilities arising under the Securities Act of 1933, the 1934 Act, the 1940 Act, and any state and foreign securities laws, all as amended from time to time) and expenses, including (without limitation) reasonable attorneys’ fees and disbursements, arising directly or indirectly from any action or thing which ZIM takes or does or omits to take or do which is in violation of this Agreement, not in accordance with written instructions given by an officer of the Trust, in violation of written procedures then in effect, or arising out of ZIM’s own willful misfeasance, bad faith, negligence or reckless disregard of the duties and obligations under this Agreement.

(b)
ZIM shall provide such security as is necessary to prevent unauthorized use of any on-line computer facilities.  ZIM agrees to release, indemnify and hold harmless the Trust and the Funds from any all direct or indirect liabilities or losses resulting from requests, directions, actions, or inactions of or by ZIM, its officers, employees or agents regarding the redemption, transfer or registration of the Fund’s shares for accounts of its Clients.  Officers of ZIM will be available to consult from time to time with officers of the Trust and the Trustees concerning performance of the services contemplated by Section 2 of this Agreement.

8.           Fund Information.  No person is authorized to make any representations concerning the Funds, Shares of the Funds or shareholder services that are inconsistent with the terms of this Agreement.  Neither ZIM nor any of its respective agents will use or distribute, or authorize the use or distribution of, any statements other than those contained in the Funds’ current Prospectuses or Statements of Additional Information or in such current supplemental literature as may be authorized by the Funds.

9.           Duration and Termination.  This Agreement shall continue until terminated by the Trust or ZIM on 60 days’ prior written notice to the other.  ZIM’s indemnification obligations under Section 7(a) shall survive the termination of this Agreement.  All notices and other communications hereunder shall be writing.

10.           Amendments.  This Agreement or any part hereof may be changed or waived only by an instrument in writing signed by the party against which enforcement of such charge or waiver is sought.

11.           Miscellaneous.

(a)	This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings, relating to the subject matter hereof.

(b)	The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

(c)	This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

(d)	If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

(e)
ZIM acknowledges that it has received notice of and accepts the limitations of the Funds’ liability set forth in the Trust’s Agreement and Declaration of Trust.  ZIM agrees that each Fund’s obligations under this Agreement shall be limited to the Fund and to its assets, and that ZIM shall not seek satisfaction of any such obligation from the Fund or from any trustee, officer, employee or agent of the Trust or the Fund.

(f)	This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

(g)	This Agreement may not be assigned without the prior mutual written consent of all parties.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their officers designated below on the day and year first written above.

INVESTMENT MANAGERS SERIES TRUST	ZACKS INVESTMENT MANAGEMENT, INC.

By: __________________________	By: __________________________

Name:	Name:

Title:	Title:

EXHIBIT A

FUNDS COVERED BY THE
SHAREHOLDER SERVICES AGREEMENT

Name of Fund	Annual Service Fee Rate

Zacks Multi-Cap Opportunities Fund – Class A	0.25%
Zacks Multi-Cap Opportunities Fund – Class C	0.25%
Zacks Market Neutral Fund – Class A	0.25%
Zacks Market Neutral Fund – Class C	0.25%

Dated: March 25, 2009